[PALMER & DODGE LLP LETTERHEAD]




                                        October 20, 1997



EPIX Medical, Inc.
71 Rogers Street
Cambridge, Massachusetts 02142

         We are rendering this opinion in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by EPIX Medical, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to up to 2,587,500 shares of the Company's Common Stock, $0.01 par value (the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

         We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the unanimous written consents of the Board of Directors dated October 20, 1997 executed in connection with the authorization, issuance and sale of the Shares to be sold by the Company (the "Resolutions"). We have examined such other documents as we consider necessary to render this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor at the price to be determined pursuant to the Resolutions, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part thereof.



                                             Very truly yours,



                                             /s/ Palmer & Dodge LLP


                                             Palmer & Dodge LLP